Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC TO REPLACE DEPARTING CHIEF FINANCIAL OFFICER

Company Will File Financials by September 30;

Secures Waivers and Agreements to Credit Amendments

New York, NY (June 28, 2005) – The Interpublic Group (NYSE: IPG) today announced a number of important developments in the area of finance. Chief Financial Officer Robert Thompson has decided to leave the company. Interpublic has reached tentative agreement with an external candidate to serve as its new Chief Financial Officer. For reasons having to do with that individual’s current professional situation, Interpublic is unable to formally announce his arrival at this time, but expects to do so during the second half of July.

The company further indicated that it expects to file its 2004 annual report on Form 10-K, as well as reports on Form 10-Q for both the first and second quarters of this year, by September 30, 2005. The company also said that it has secured from its bank syndicate waivers and amendments to its 364-day and three-year credit facilities. These waivers and amendments extend the company’s financial filing deadline to September 30, extend the termination date of the 364-day facility through September 30 and make certain additional modifications to the terms of the credit agreements. In a Form 8-K regarding these developments to be filed today, the company also disclosed that its preliminary financial analysis currently indicated a likely moderate drop in revenue in the first quarter of 2005 compared to 2004 and higher operating expenses in the quarter than in the same period last year.

“Bob and I have independently come to the conclusion that the next steps in our company’s progress will require new financial leadership,” said Michael Roth, Interpublic’s Chairman and CEO. “Bob came to me late last week to indicate his desire to leave. Separately, the company had begun the process of seeking new financial leadership and we have reached tentative agreement with an external candidate who we look forward to having join us in early August. That person has

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

experience in senior finance roles in related industries – I look forward to having him as my new partner. The strong management teams at a number of our agencies, together with new players recently put into place at Lowe, FCB and Interpublic media, lead me to believe that we can succeed in getting Interpublic back on track. We thank Bob for his contributions and wish him well in the future.” Effective immediately, Mr. Roth and Mr. Thompson will jointly manage the finance function to ensure a smooth transition until the arrival of the new CFO.

As regards the company’s filing situation, Mr. Roth added, “I have always been clear that the control environment is our company’s most pressing priority. We are making progress in addressing this key issue. We are confident that we will resolve the filing delay and be current with all our financial reporting by September 30. We appreciate the continued support from our bank syndicate. We also remain focused on serving our clients. The internal financial control situation has not had an effect on our ability to create and deliver world-class marketing programs that help clients build their brands and their business.”

Interpublic indicated that its extensive financial analysis and review process continues to be substantially manual and broad, in both accounting and geographic scope. As previously disclosed, this review process has identified items that may require adjustments to prior period financial statements. Going forward, the company’s plan to remediate internal control weaknesses includes rolling out an SAP information technology platform and continuing to develop shared services centers for financial reporting, as well as hiring and integrating new accounting personnel.

As agreed in its March 2005 amendments to indentures governing its five public debt issues, Interpublic will pay an additional fee of $1.25 per $1,000 aggregate principal amount to consenting bondholders due to the fact that that its financial filings will be made by September 30, 2005 but not by June 30, 2005.

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Interpublic Group 1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries: Julie Tu (212) 827-3776	Media, Analysts, Investors: Philippe Krakowsky (212) 704-1328	Analysts, Investors: Jerry Leshne (212) 704-1439

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Interpublic Group 1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under the heading “Risk Factors” in our 2003 Form 10-K and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates;

•	risks arising from material weaknesses in our internal control over financial reporting;

•	potential adverse effects to our financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with our inability to satisfy certain financial covenants under our syndicated credit agreements;

•	our ability to satisfy certain reporting covenants under our indentures by September 30, 2005;

•	potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting-related developments;

•	risks associated with our inability to achieve lower costs and expenses as a result of our restructuring programs;

•	potential adverse developments in connection with the ongoing SEC investigation;

•	potential downgrades in the credit ratings of our securities;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	the successful completion and integration of acquisitions which complement and expand our business capabilities.

Interpublic Group 1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

Investors should carefully consider these factors and the additional risk factors outlined in more detail under the heading “Risk Factors” in our 2003 Form 10-K and other SEC filings.

Interpublic Group 1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax